Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Ingram Micro Holding Corporation (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, and in any and all amendments (including post-effective amendments) and supplements thereto, as a nominee to the Board of Directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: January 27, 2023	/s/ Paul Bay
Paul Bay